EXHIBIT 10.3

5500 South Quebec Street
Greenwood Village, CO 80111
Phone: (303) 740-4307
Fax: (303) 224-2522

August 2, 2012

Warwick Valley Telephone Company

47 Main Street

Warwick, New York 10990

Attention: Chief Executive Officer

Subject: Amendments

Ladies and Gentlemen:

Reference is made to that certain Master Loan Agreement, dated as of February 18, 2003 (the “MLA”), by and between Warwick Valley Telephone Company (the “Borrower”) and CoBank, ACB (“CoBank”), and that certain Amended and Restated Second Supplement to Master Loan Agreement, dated as of the date hereof (the “Second Supplement” and, together with the MLA, as each may be amended, restated, modified or supplemented from time to time, the “Loan Agreement”). Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Loan Agreement.

Amendment

In reliance on the representations, warranties and agreements provided and made by the Borrower to CoBank herein and in connection with the request for the following amendments, the Loan Agreement is hereby amended as follows:

1.     Section 7(I) of the MLA is hereby amended and restated in its entirety, as follows:

(I)         Total Leverage Ratio. The Borrower shall maintain at all times, measured on a consolidated basis for the Borrower and its Subsidiaries and reported as of the last day of each fiscal quarter of the Borrower (each a “Quarterly Date”), a Total Leverage Ratio not exceeding 2.50:1.00.

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The term “Total Leverage Ratio” shall mean the ratio of Indebtedness on the applicable Quarterly Date to Operating Cash Flow (as each such term is hereinafter defined) for the then most recently completed four fiscal quarters. “Indebtedness” shall mean (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in connection with the purchase of goods or services on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or a pledge of or an encumbrance on the proceeds or production from property now or hereafter owned or acquired, (iv) obligations which are evidenced by notes, acceptances or other instruments, (v) leases of real or personal property which are required to be capitalized under GAAP or which are treated as operating leases under regulations applicable to them but which otherwise would be required to be capitalized under GAAP (each a “Capital Lease”), and (vi) fixed payment obligations under guarantees that are due and remain unpaid. For purposes of this Agreement, the term “Operating Cash Flow” (i) shall mean the sum of (a) net income or deficit, as the case may be (excluding extraordinary gains and losses and the write-up or down of any asset), plus (b) total interest expense (including non-cash interest), plus (c) depreciation and amortization expense plus (d) cash taxes, federal and state, imposed on income, to the extent deducted in determining income plus (e) for the relevant period, the excess, if any, of cash distributions received by the Borrower from Orange County-Poughkeepsie Limited Partnership (the “O-P Partnership”) during such period over any net income of the O-P Partnership included in net income under clause (a) of this definition plus (f) non-cash compensation paid in stock or other equity to employees of the Borrower or any of its Subsidiaries, minus, (g) for the relevant period, the excess, if any, of any net income of the O-P Partnership included in net income under clause (a) of this definition over cash distributions received by the Borrower from the O-P Partnership during such period, and (ii) shall be adjusted to give effect to any acquisition, sale or other disposition, directly or through a Subsidiary, of any business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.

2.     Section 7(K) of the MLA is hereby amended and restated in its entirety, as follows:

(K)         Debt Service Coverage Ratio. The Borrower shall maintain at all times, measured on a consolidated basis for the Borrower and its Subsidiaries and reported as of each Quarterly Date, during the periods set forth below, a Debt Service Coverage Ratio greater than or equal to 2.50:1:00.

The term “Debt Service Coverage Ratio” shall mean, as of the date of calculation, the ratio derived by dividing (i) Operating Cash Flow minus cash taxes measured by (ii) the sum of: (a) the difference of (x) all principal payments scheduled to be made on Indebtedness (or scheduled reductions in commitments on lines of credit to the extent such reductions would cause the repayment of principal amounts then outstanding under such lines) less (y) to the extent included in principal payments made on Indebtedness, all principal payments scheduled to be made pursuant to Section 3.5 of that certain Asset Purchase Agreement, dated as of July 14, 2011, by and among Warwick Valley Networks, Inc., the Borrower and Alteva, LLC (as the same has been amended, modified, supplemented and restated from time to time), in an aggregate amount not to exceed $2,750,000 (the “Alteva Earn Out Amount”), plus (b) cash interest expense, each measured in the same manner as Operating Cash Flow set forth in Subsection 7(I) above and for the then most recently completed four fiscal quarters.

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3.     Section 7 of the MLA is hereby amended by adding a new Subsection 7(M) thereto, as follows:

(M)         Fixed Charge Coverage Ratio. The Borrower shall maintain at all times, measured on a consolidated basis for the Borrower and its Subsidiaries and reported as of each Quarterly Date, commencing on the Quarterly Date falling on March 31, 2013 and calculated as set forth below, a Fixed Charge Coverage Ratio greater than or equal to 1.00:1:00.

The term “Fixed Charge Coverage Ratio” shall mean, as of the date of calculation, the ratio derived by dividing (i) Operating Cash Flow by (ii) Fixed Charges. The term “Fixed Charges” shall mean the sum of (i) scheduled principal payments made on Indebtedness (or scheduled reductions in commitments on lines of credit to the extent such reductions caused the repayment of principal amounts then outstanding under such lines), (ii) cash interest expense, (iii) cash income taxes, (iv) capital expenditures, (v) management fees, and (vi) dividends and distributions. For the Quarterly Date occurring on March 31, 2013, the Fixed Charge Coverage Ratio shall be calculated for the then most recently completed fiscal quarter. For the Quarterly Date occurring on June 30, 2013, the Fixed Charge Coverage Ratio shall be calculated for the then most recently completed two fiscal quarters. For the Quarterly Date occurring on September 30, 2013, the Fixed Charge Coverage Ratio shall be calculated for the then most recently completed three fiscal quarters. For the Quarterly Date occurring on December 31, 2013, and for each Quarterly Date occurring thereafter, the Fixed Charge Coverage Ratio shall be calculated for the then most recently completed four fiscal quarters.

4.     Section 8(A) of the MLA is hereby amended and restated in its entirety, as follows:

(A)         Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any Indebtedness except for (i) obligations to CoBank, (ii) unsecured Indebtedness in an amount not to exceed $4,000,000, less any amount outstanding as permitted pursuant to Subsection 8(A)(iii), in the aggregate for the Borrower and its Subsidiaries at any one time, (iii) Indebtedness under purchase money security agreements and Capital Leases in an amount not to exceed $2,500,000, less any amount outstanding as permitted pursuant to Subsection 8(A)(ii) in excess of $1,500,000, in the aggregate for the Borrower and its Subsidiaries at any one time, and (iv) Indebtedness with respect to the Alteva Earn Out Amount (as defined in Subsection 7(K)).

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5.     Section 8(C) of the MLA is hereby amended by adding a new clause (v) thereto immediately following clause (iv) thereof, as follows:

, or (v) otherwise engage in any restructuring or reorganization such that the Borrower or such Subsidiary of the Borrower becomes a holding company rather than an operating company.

6.     Section 8(D) of the MLA is hereby amended by adding the following parenthetical after the phrase “any of its assets”:

(including, without limitation, the sale, transfer, lease, pledge or other disposition by the Borrower of any interest held by it in the O-P Partnership except as a result of the Borrower exercising its put option pursuant to that certain Agreement dated as of May 26, 2011 by and among Verizon Wireless of the East LP, Cellco Partnership and the Borrower (the “Put Option Agreement”))

7.     Section 8 of the MLA is hereby amended by adding a new Subsection 8(K) thereto as follows:

(K)         Modifications of O-Partnership Agreements. Make any modification or change, or grant any consent or waiver, under or with respect to that certain Agreement Establishing Poughkeepsie Limited Partnership Between Nynex Communications Company and Contel Cellular, Inc., Highland Telephone Company, Sylvan Lake Telephone Company, Taconic Telephone Corporation and the Borrower, dated as of April 21, 1987 (as the same has been amended, modified, supplemented and restated from time to time, the “O-P Partnership Agreement”) or any agreements related to the O-P Partnership Agreement (including, without limitation, the Put Option Agreement). Any consent of CoBank to such modification, change, consent or waiver shall be conditioned upon the acceptability to CoBank of the terms and conditions of such modification, change, consent or waiver, to be determined by CoBank in its reasonable discretion.

General

Except as expressly provided by this letter agreement, the terms and provisions of the Loan Agreement and the other Loan Documents are hereby ratified and confirmed and shall continue in full force and effect. By agreeing to this letter agreement as acknowledged below, the Borrower hereby certifies and warrants to CoBank that after giving effect to the amendments effected hereby, each of the representations and warranties contained herein is true and correct, and each of the representations and warranties contained in the Loan Agreement and in the other Loan Documents, is true and correct in all material respects, as of the effective date of this letter agreement with the same effect as though made on such effective date (except for any representation or warranty limited by its terms to a specific date). Without limiting any condition to effectiveness set forth above, the amendments contained herein are to be effective only upon receipt by CoBank of an execution counterpart of this letter agreement signed by the Borrower, and shall apply for the period commencing with the effective date hereof. The amendments contained herein shall not constitute a course of dealing between the Borrower and CoBank and except as expressly set forth herein, shall not constitute an amendment of any provision of the Loan Agreement or the other Loan Documents or a waiver, extension or forbearance of any Potential Default or Event of Default now or hereafter arising. The Borrower agrees to pay to CoBank, on demand, all out-of-pocket costs and expenses incurred by CoBank, including, without limitation, the reasonable fees and expenses of counsel retained by CoBank, in connection with the negotiation, preparation, execution and delivery of this letter agreement and all other instruments and documents contemplated hereby. This letter agreement shall be governed by, construed and enforced in accordance with all provisions of the Loan Agreement, including choice of law provisions, and may be executed in multiple counterparts.

[Signatures begin on the next page.]

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CoBank, ACB,
as the Lender

By: /s/ Gary Franke
Gary Franke
Vice President

Acknowledged and agreed to:

WARWICK VALLEY TELEPHONE COMPANY, as the Borrower

By:	/s/ Duane W. Albro
Duane W. Albro
Chief Executive Officer

[Signature Page to Amendment Letter Agreement]

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